September 3, 2020

TO:
All Stockholders
(Addressed Individually)

SUBJECT:
Report from the President

A Stable Foundation

On September 1, the Federal Home Loan Bank of New York launched the final installment of the 2020 Round of our Homebuyer Dream Program (“HDP”), making grant funding available to our members to provide down payment and closing cost assistance to first-time homebuyers earning at or below 80 percent of Area Median Income. We launched the initial installment of the 2020 HDP Round on June 1 with $3 million, and made additional installments of $3 million at the start of both July and August. Over the course of the summer, we experienced significant member interest in these funds, and, for our final installment, we increased the amount available to $4.5 million. In total, more than 50 members accessed $13.5 million in grant funds this summer to help create homeownership opportunities across our region. Our cooperative’s continuing commitment to housing will be reflected again later this year, when we join with our members to announce our annual Affordable Housing Program grants.

Over the past few months, as the nation has grappled with the COVID-19 pandemic, the resulting economic crisis and widespread job losses, concerns regarding impending mass evictions and foreclosures have come to the forefront. This shows the stark reality that housing instability is prevalent, across both our region and the country. At the FHLBNY, we know the importance of creating and preserving affordable housing opportunities, and the value of having a safe and stable home. It is the foundation from which we grow as individuals, families and communities. And in these communities, it is the local lender that drives these housing opportunities. We are grateful to our members for their continued use of our housing programs, working with us to create stability for so many.

FHLBNY Announces Capital Plan Amendments

On September 2, 2020 we announced a set of amendments to our Capital Plan that will become effective on October 2, 2020. Please see our bulletin describing these changes available at the “News” section of our public website.

2020 FHLBNY Director Election Update

Our Board of Directors is vital to all aspects of our operations, from approving our Capital Plan to overseeing the awarding of our annual Affordable Housing Program grants. This is why it is important for our members to participate in the annual Director Election.

This year marks our second electronic Director election, and we have again partnered with Survey & Ballot Systems (“SBS”), a firm that administers elections for a number of Federal Home Loan Banks. We currently expect that on the morning of October 2, SBS will send out to eligible members via email an electronic ballot whereby you may cast votes for two open Independent Directors, as well as two open New York State Member Director seats and one open New Jersey Member Director seat, for members in those respective states. To ensure that you are able to receive this email, please be sure – if you have not already done so – to add the following email address to your system as an approved sender: noreply@directvote.net. Voting will close at 5:00 p.m. Eastern on November 3.

Looking Ahead

This year’s Labor Day celebration may be a muted one, as pandemic protocols limit the type of gatherings that reflect the spirit of communities across our District. But this spirit is still strong, and our communities are even stronger. Our communities will emerge from this crisis, and they will do so with the support of their local lenders. Our members provide the support communities have always relied on, and will need even more as recovery and reopening efforts continue. As we close out the most challenging and strange summer any of us have ever experienced, the FHLBNY looks forward to continue to stand as our members’ trusted partner as we all work together to raise up the communities we serve.

Sincerely,

José R. González
President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.